FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-14

THIS FREE WRITING PROSPECTUS, DATED MAY 20, 2014, MAY BE AMENDED OR COMPLETED
PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND
COLLATERAL TERM SHEET, EACH DATED MAY 14, 2014

$846,222,000
(Approximate)

Wells Fargo Commercial Mortgage Trust 2014-LC16
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor

Ladder Capital Finance LLC
Wells Fargo Bank, National Association
The Royal Bank of Scotland
Rialto Mortgage Finance, LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2014-LC16

May 20, 2014

WELLS FARGO SECURITIES	RBS

Co-Lead Manager and Co-Bookrunner	Co-Lead Manager and Co-Bookrunner

Deutsche Bank Securities
Co-Manager

$846,222,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2014-LC16
Commercial Mortgage Pass-Through Certificates, Series 2014-LC16

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS SUPPLEMENT) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THESE SECURITIES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR THE UNDERWRITERS WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES WHICH SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF THE CERTIFICATES DESCRIBED IN THESE MATERIALS. THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to WFS, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Institutional Securities, LLC a member of FINRA and SIPC, and Wells Fargo Bank, National Association.  Wells Fargo Securities carries and provides clearing services for Wells Fargo Institutional Securities, LLC customer accounts.

RBS is a trade name for the investment banking business of RBSSI.  Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates. Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates. RBSSI is a member of SIPC, FINRA and the NYSE.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

i

$846,222,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2014-LC16
Commercial Mortgage Pass-Through Certificates, Series 2014-LC16

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ii

$846,222,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2014-LC16
Commercial Mortgage Pass-Through Certificates, Series 2014-LC16

The Free Writing Prospectus dated May 14, 2014 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated May 14, 2014 (the “Term Sheet”) are hereby updated as set forth below.  The information in this supplement dated May 20, 2014 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Collateral Update

1.   Sears.

Sears is the largest tenant at the mortgaged property identified on Annex A-1 to the Free Writing Prospectus as Woodbridge Center and the second largest tenant at the mortgaged property identified on Annex A-1 to the Free Writing Prospectus as Montgomery Mall, and Sears Outlet is the second largest tenant at the mortgaged property identified on Annex A-1 to the Free Writing Prospectus as NaperWest Retail Center.  A recent analyst report has indicated it expects that Sears, Roebuck & Co. may close a number of stores in the coming years.  While Sears, Roebuck & Co. has not made any announcement of any store closings at this time, we cannot assure you that any store closings will not have a material adverse effect on the mortgaged properties that have Sears or Sears Outlet as a tenant.

2.   Oak Court Mall.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Free Writing Prospectus as Oak Court Mall, the information with respect to such mortgage loan in Annex A-1 to the Free Writing Prospectus is updated to reflect a 92.9% occupancy as of February 18, 2014 inclusive of temporary tenants.  The occupancy was 87.3% as of February 18, 2014 exclusive of temporary tenants.

3.           Ashburn Square.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Free Writing Prospectus as Ashburn Square, the information with respect to such mortgage loan in Annex A-1 to the Free Writing Prospectus and in the Term Sheet is updated to reflect a servicing fee rate of 0.02000% and a net mortgage rate of 4.87355%.

Structural Update

4.   Class X-C and Class X-D Certificates.

The Class X-C certificates are being split into two classes of Certificates:  the Class X-C certificates and the Class X-D certificates.  The Class X-C certificates will have a notional amount equal to the principal balance of the Class E certificates outstanding from time to time, while the Class X-D certificates will have an aggregate notional amount equal to the aggregate principal balance of the Class F and G certificates outstanding from time to time.  The Class X-D certificates will receive payments and be allocated losses as described in Attachment A to this Supplement.  The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class E certificates for the related distribution date.  The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class F and G certificates for the related distribution date, weighted on the basis of their respective aggregate principal balances outstanding immediately prior to that distribution date.  For purposes of the calculation of the weighted average of the net

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

1

$846,222,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2014-LC16
Commercial Mortgage Pass-Through Certificates, Series 2014-LC16

mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.  The trust will privately offer the Class X-C and X-D certificates pursuant to a separate Private Placement Memorandum.  After giving effect to the addition of the Class X-D certificates, the trust fund will issue eighteen (18) classes of commercial mortgage pass-through certificates

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

2

$846,222,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2014-LC16
Commercial Mortgage Pass-Through Certificates, Series 2014-LC16

5.         Revised Issue Characteristics.

Class	Expected Ratings (DBRS/KBRA/Moody’s)	Approx. Initial Principal Balance or Notional Amount(1)	Approx. % of Aggregate Cut-off Date Balance	Approx. Initial Credit Support	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Weighted Average Life (Years)	Expected Principal Window
Non-Offered Certificates
X-C	AAA(sf)/NR/NR	$19,481,000(2)	NAP	NAP	%	Variable(3)	NAP	NAP
X-D	AAA(sf)/NR/NR	$48,704,228(4)	NAP	NAP	%	Variable(5)	NAP	NAP

Notes:(1)

The notional amounts set forth in the table are approximate.  The actual notional amounts may be larger or smaller depending on the aggregate cut-off date principal balance of the mortgage loans definitively included in the pool of mortgage loans, which aggregate cut-off date principal balance may be as much as 5% larger or smaller than the amount presented in the Free Writing Prospectus.

(2)

The Class X-C certificates are notional amount certificates.  The notional amount of the Class X-C certificates will be equal to the principal balance of the Class E certificates outstanding from time to time.  The Class X-C certificates will not be entitled to distributions of principal.

(3)

The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class E certificates for the related distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(4)

The Class X-D certificates are notional amount certificates.  The notional amount of the Class X-D certificates will be equal to the aggregate principal balance of the Class F and G certificates outstanding from time to time.  The Class X-D certificates will not be entitled to distributions of principal.

(5)

The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class F and G certificates for the related distribution date, weighted on the basis of their respective aggregate principal balances outstanding immediately prior to that distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

3

$846,222,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2014-LC16
Commercial Mortgage Pass-Through Certificates, Series 2014-LC16

ATTACHMENT A

Class X-C and X-D Certificates

The Wells Fargo Commercial Mortgage Trust 2014-LC16, Commercial Mortgage Pass-Through Certificates, Series 2014-LC16, Class X-C certificates are being split into two classes named the Class X-C and X-D certificates.  The Class X-D certificates will entitles their holders to payments of interest only.

The Class X-C certificates will have a notional amount equal to the principal balance of the Class E certificates outstanding from time to time, while the Class X-D certificates will have an aggregate notional amount equal to the aggregate principal balance of the Class F and G certificates outstanding from time to time.  The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class E certificates for the related distribution date.  The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class F and G certificates for the related distribution date, weighted on the basis of their respective aggregate principal balances outstanding immediately prior to that distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

Distributions of interest among the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B, X-C and X-D certificates will be made on a pro rata basis in accordance with their respective interest entitlements.  The Class X-C and X-D certificates do not have certificate principal balances and do not entitle their holders to distributions of principal.  Accordingly, no principal will be distributed to the holders of the Class X-C and X-D certificates.  However, loan losses will reduce the notional amount of the Class X-C certificates (to the extent such losses are allocated to the Class E certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class G or F certificates) and, therefore, the amount of interest they accrue.

No portion of any Net Aggregate Prepayment Interest Shortfall for any distribution date will be allocable to the Class X-C or X-D certificates.  No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-C or X-D Certificates.

LNR Partners, LLC was selected to be the special servicer by the entity that is anticipated to purchase a majority interest in the Class X-C, X-D, E, F and G certificates on the closing date and to become the initial majority subordinate certificateholder.  It is anticipated that LNR Securities Holdings, LLC, an affiliate of LNR Partners, LLC, will purchase a majority interest in the Class X-C, X-D, E, F and G certificates and that Seer Capital Management, LP (or its affiliate) will purchase a minority interest in the Class X-C, X-D, E, F and G certificates.  See “Servicing of the Mortgage Loans and Administration of the Trust Fund” and “Transaction Parties—The Special Servicer” and “—Affiliations and Certain Relationships Among Transaction Parties” in the Free Writing Prospectus.

For federal income tax purposes,

•
the Class X-C Certificates will evidence the ownership of one regular interest in REMIC III, corresponding to the Class X-C Certificates’ notional amount, and the Class X-C Certificates will generally be treated as debt obligations of REMIC III, and

•
the Class X-D Certificates will evidence the ownership of two regular interests in REMIC III, each one corresponding to one of the components of the Class X-D Certificates’ notional amount, and the Class X-D Certificates will generally be treated as debt obligations of REMIC III.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-1